Exhibit 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms Jr.

Chairman, Chief Executive Officer and President

Phone: (276) 632-2133, or

E. Larry Ryder, Executive Vice President & Chief Financial Officer

Phone: (276) 632-2133, or

Kim D. Shaver

Vice President, Marketing Communications

Phone: (336) 454-7088

Hooker Furniture Reports Record Sales, Improved Profits for 2006

Martinsville, Va., February 8, 2007: Hooker Furniture (NASDAQ-CM:HOFT) today announced record annual net sales of $350.0 million for its year ended November 30, 2006, an $8.3 million or 2.4% increase from 2005 net sales of $341.8 million. Annual net income of $14.1 million, or $1.18 per share, increased $1.6 million, or 12.8%, compared to 2005 net income of approximately $12.5 million, or $1.06 per share.

“2006 was a year of positive momentum for Hooker Furniture as we performed better operationally, achieved record annual net sales and made significant progress toward our long-term strategic goal of transforming into a home furnishings design, marketing and logistics company with world-wide sourcing capabilities,” said Paul B. Toms Jr., chairman, chief executive officer and president. “We were gratified with our operating and net income improvement for the year despite large restructuring and asset impairment charges and higher warehousing and distribution costs, which we expect to decline going forward,” he said.

For the fourth quarter of 2006, net sales of $91.0 million increased 0.9% from net sales of $90.2 million in the same quarter a year ago. Fourth quarter net income of $3.5 million, or $0.29 per share, decreased 13.3% from $4.0 million, or $0.34 per share, in the same quarter last year, primarily due to asset impairment charges related to the closing of Hooker’s Martinsville, Va. wood furniture plant. Hooker announced on January 17, 2007 that it plans to close its last remaining wood furniture facility by the end of March 2007, marking the Company’s exit from domestic wood furniture manufacturing.

Operating income for 2006 increased to $22.8 million, or 6.5% of net sales, compared to $21.2 million, or 6.2% of net sales, in 2005. For the 2006 fourth quarter, operating income declined to $5.6 million, or 6.2% of net sales, versus $6.6 million, or 7.3% of net sales, in the 2005 fourth quarter.

However, excluding the effect of restructuring and asset impairment charges, operating profitability in the 2006 quarterly and annual periods improved significantly year over year compared to the same 2005 periods, principally as a result of increased net sales volume and improving gross profit margins on the Company’s imported wood and upholstered furniture. The following table reconciles operating income as a percentage of net sales (“operating margin”) to operating margin excluding restructuring and asset impairment charges (“restructuring charges”) for each period:

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2006	2005	2006	2005
Operating margin, including restructuring charges	6.2%	7.3%	6.5%	6.2%
Restructuring charges as a percentage of net sales	4.1%	0.2%	2.0%	1.5%

Operating margin, excluding restructuring charges	10.3%	7.5%	8.5%	7.7%

Restructuring and asset impairment charges amounted to $3.7 million ($2.3 million after tax, or $0.19 per share) in the 2006 fourth quarter compared with $211,000 ($131,000 after tax, or $0.01 per share) in the same 2005 three-month period. For the year, restructuring and asset impairment charges amounted to $6.9 million ($4.3 million after tax, or $0.36 per share) compared to $5.3 million ($3.3 million after tax, or $0.28 per share) for 2005.

Hooker also improved its balance sheet during 2006. During the just completed fourth quarter, the Company’s cash position and inventory levels improved significantly. Cash and cash equivalents increased by 203%, to $31.9 million at fiscal year end 2006 from $10.5 million at August 31, 2006 and by 94.7% from $16.4 million as of November 30, 2005. Since August 31, 2006, Hooker has decreased finished goods inventories by $15.6 million, or 18.7%, and approached the targeted inventory level the Company believes it needs to support current business.

“We made good headway in bringing down our inventory item count and finished goods inventory levels during the fourth quarter,” Toms said. “While we struggled with increased warehousing and distribution costs during 2006, going forward, we believe there is good potential to reduce warehousing and distribution costs further as we refine our supply chain management and logistics,” he said.

Announcements

On January 29, 2007, the Company announced it had discontinued its Employee Stock Ownership Plan (“ESOP”) effective January 26, 2007, in a move to reduce costs, increase competitiveness and better align employee benefits with its new business model. The termination will result in a $18.4 million, non-cash, non-tax deductible charge to earnings in January, during the Company’s two-month transition period resulting from the change to a January year-end from the Company’s previous November 30 year-end. The first full year under the new fiscal calendar began January 29, 2007, and will end February 3, 2008.

In a separate announcement on February 7, 2007, the Company’s Board of Directors authorized the repurchase of up to $20.0 million of the Company’s common stock. These repurchases may be made from time to time in the open market, in privately negotiated transactions, or otherwise, at prices that the Company deems appropriate.

Also on February 7, 2007, the Board declared an increased quarterly cash dividend, from the previous rate of $0.08 per share to $0.10 per share. The dividend is payable February 28, 2007, to shareholders of record February 19, 2007.

“The Board’s actions demonstrate its confidence in the Company’s strategy, growth opportunities and financial strength,” Toms said. “We believe that purchasing Hooker’s shares represents a prudent use of the Company’s cash and enhances shareholder value. Our strong financial condition and improved cash flow will allow us to simultaneously take advantage of opportunities to purchase our stock at attractive prices while continuing our investment in the Company’s future growth.”

Business Outlook

“We think business conditions will remain challenging at least through the first half of 2007 based on industry forecasts for a lower growth rate in furniture shipments and a decline in our own incoming orders during the 2006 fourth quarter, which declined 5% to 6% compared to the 2005 fourth quarter for Hooker and Bradington-Young combined,” Toms said. “While the top line will be challenging, we expect improved financial performance even in the face of flat sales because of the steps we have taken to reduce costs and the progress we are making in our supply chain management and warehousing and distribution functions.”

Conference Call Details

(Please note the following change in the dial in number for the earnings call.)

Hooker Furniture will present its 2006 three and twelve month earnings via teleconference and live internet web cast on Friday morning February 9, 2007 at 9:00 AM Eastern Standard Time. The dial in number for domestic callers is (888) 802-2275 and (913) 312-1267 for international callers. The call will be simultaneously web cast and archived for replay on the Company’s web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation’s top 10 largest publicly traded furniture sources based on 2005 shipments to U.S. retailers, Hooker Furniture is an 82-year old importer and manufacturer of residential wood, metal and upholstered furniture. The Company’s principal customers are home furnishings retailers who are broadly dispersed throughout North America. Major furniture categories include home entertainment and wall units, home office, casual and formal dining, bedroom, bath furnishings, accent, occasional and motion and stationary leather and fabric upholstered furniture. With approximately 1,000 employees, the Company operates three manufacturing plants, two supply plants, several distribution centers, warehouses and showrooms and a corporate office in Virginia and North Carolina. The Company’s stock is listed on the NASDAQ Capital Market under the symbol HOFT, and closed at $15.65 per share on February 8, 2007. Please visit our websites at www.hookerfurniture.com and www.bradington-young.com.

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: domestic and international competition in the furniture industry; general economic or business conditions, both domestically and internationally; the cyclical nature of the furniture industry; achieving and managing growth and change and the risks associated with acquisitions, restructurings, strategic alliances and international operations; supply, transportation and distribution disruptions or delays affecting imported and domestically manufactured products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; risks associated with distribution through retailers, such as non-binding dealership arrangements; risks associated with manufacturing operations, such as fluctuations in the price of key raw materials, including lumber and leather, and environmental matters; and capital requirements and costs.

Table I

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, including share data)

	November 30, 2006	November 30, 2005
Assets
Current assets
Cash and cash equivalents	$31,864	$16,365
Trade accounts receivable, less allowance for doubtful accounts of $1,807 and $1,352 on each date	45,444	43,993
Inventories	68,139	68,718
Prepaid expenses and other current assets	3,789	4,042
Assets held for sale		1,656

Total current assets	149,236	134,774
Property, plant and equipment, net	29,215	37,006
Goodwill	2,396	2,396
Intangible assets	4,415	4,590
Cash surrender value of life insurance policies	11,458	9,880
Other assets	3,156	406

Total assets	$199,876	$189,052

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$11,251	$13,872
Accrued salaries, wages and benefits	6,201	6,272
Other accrued expenses	5,195	2,628
Current maturities of long-term debt	2,457	2,283

Total current liabilities	25,104	25,055
Long-term debt, excluding current maturities	8,555	11,012
Deferred compensation	3,924	3,516
Other long-term liabilities	508	857

Total liabilities	38,091	40,440

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
14,429 and 14,425 shares issued and outstanding on each date	11,181	9,516
Unearned ESOP shares, 2,374 and 2,538 shares on each date	(14,862)	(15,861)
Retained earnings	165,575	155,183
Accumulated other comprehensive loss	(109)	(226)

Total shareholders’ equity	161,785	148,612

Total liabilities and shareholders’ equity	$199,876	$189,052

Table II

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2006(a)	2005(b)	2006(c)	2005(d)
Net Sales	$90,987	$90,153	$350,026	$341,775
Cost of sales	63,018	64,654	248,812	249,873

Gross profit	27,969	25,499	101,214	91,902
Selling and administrative expenses	18,619	18,713	71,549	65,497
Restructuring and asset impairment charges	3,736	211	6,881	5,250

Operating income	5,614	6,575	22,784	21,155
Other income, net	152	138	995	563

Income before interest and income taxes	5,766	6,713	23,779	21,718
Interest expense	248	200	908	1,209

Income before income taxes	5,518	6,513	22,871	20,509
Income taxes	2,041	2,501	8,792	8,024

Net income	$3,477	$4,012	$14,079	$12,485

Earnings per share:
Basic and diluted	$0.29	$0.34	$1.18	$1.06

Weighted average shares outstanding:
Basic	12,014	11,839	11,951	11,795

Diluted	12,014	11,839	11,953	11,795

(a)	During the 2006 fourth quarter, the Company recorded $3.7 million ($2.3 million after tax, or $0.19 per share) in asset impairment charges (net of restructuring credits) principally related to: a) the announced closing of the Company’s Martinsville, Va. Wood furniture manufacturing facility ($4.2 million), net of b) a restructuring credit primarily to reverse previously accrued health care benefits for terminated employees that are not expected to be paid ($448,000).
(b)	During the 2005 fourth quarter, the Company recorded $211,000 ($131,000 after tax, or $0.01 per share) in restructuring charges principally related to expenses incurred to prepare real property for sale at its former Pleasant Garden, N.C. manufacturing facility.
(c)	During the 2006 twelve-month period, the Company recorded $6.9 million ($4.3 million after tax, or $0.36 per share) in aggregate restructuring and related asset impairment charges principally related to: a) the announced closing of the Martinsville facility ($4.2 million), and b) the July 2006 closing of the Company’s Roanoke, Va. wood furniture manufacturing facility ($2.7 million).
(d)	During the 2005 twelve month period, the Company recorded aggregate restructuring and asset impairment charges of $5.3 million ($3.3 million after tax, or $0.28 per share), principally related to the closing of the Pleasant Garden, N.C. wood furniture manufacturing facility.

Table III

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended
	November 30, 2006	November 30, 2005
Cash flows from operating activities
Cash received from customers	$349,075	$339,041
Cash paid to suppliers and employees	(317,895)	(308,957)
Income taxes paid	(8,741)	(9,614)
Interest paid, net	(111)	(846)

Net cash provided by operating activities	22,328	19,624

Cash flows from investing activities
Purchase of property, plant and equipment	(4,268)	(3,590)
Proceeds received on notes issued for the sale of property	52	18
Proceeds from the sale of property and equipment	3,357	5,208

Net cash (used in) provided by investing activities	(859)	1,636

Cash flows from financing activities
Payments on long-term debt	(2,283)	(9,871)
Payment to terminate interest rate swap agreements		(38)
Cash dividends paid	(3,687)	(3,286)
Repurchase and retirement of common stock		(930)

Net cash used in financing activities	(5,970)	(14,125)

Net increase in cash and cash equivalents	15,499	7,135
Cash and cash equivalents at beginning of year	16,365	9,230

Cash and cash equivalents at end of year	$31,864	$16,365

Reconciliation of net income to net cash provided by operating activities
Net income	$14,079	$12,485
Depreciation and amortization	4,645	6,296
Non-cash ESOP cost and restricted stock awards	2,664	3,225
Restructuring and asset impairment charges	6,881	5,250
Loss (gain) on disposal of property	2	(10)
Provision for doubtful accounts	1,920	569
Deferred income tax benefit	(2,963)	(1,479)
Changes in assets and liabilities:
Trade accounts receivable	(3,371)	(3,602)
Inventories	579	992
Prepaid expenses and other assets	(1,224)	(2,026)
Trade accounts payable	(2,621)	(1,058)
Accrued salaries, wages and benefits	(1,328)	(2,440)
Accrued income taxes	2,402
Other accrued expenses	137	478
Other long-term liabilities	526	944

Net cash provided by operating activities	$22,328	$19,624